Exhibit 99.1

GigCapital2 Urges Stockholders to Vote Today in Favor of Extension Amendment

GigCapital2 sends letter to stockholders advising stockholders to vote

Extension to allow GigCapital2 more time to complete its business combinations with UpHealth Holdings,

Inc. and Cloudbreak Health, LLC.

PALO ALTO, Calif. – March 1, 2021 – GigCapital2, Inc. (“GigCapital2”) (NYSE: GIX), a Technology, Media and Telecom (TMT) Private-to-Public Equity (PPE)™ corporation, today announced that the Company sent a letter to stockholders urging them to vote FOR the extension amendment at the special meeting of stockholders to vote upon the extension amendment will be held virtually on Monday, March 8, 2021 at 8:00 am Pacific Time.

The easiest way for you to vote is by sending an email to dsullivan@mackenziepartners.com. (Phone number: Daniel M. Sullivan: Office 212 929-5940, mobile 516 650-5820). The email should state how you want to vote on the extension proposal and should contain your name/address. MacKenzie will process and forward to your proxy agent. After the vote has been received, a confirmation will be sent to you.

The full text of the letter is as follows:

Dear Stockholder:

We have previously sent you proxy material for the GigCapital2, Inc. special meeting to be held on March 8, 2021 to vote upon an extension amendment to the Company’s Amended and Restated Certificate of Incorporation. To ensure that your shares are counted, please take a moment right now and return the enclosed proxy card.

Your Board of Directors has unanimously determined that the extension amendment is in the best interests of GigCapital2, Inc. and its stockholders. Your Board of Directors recommends that you vote “FOR” the proposal.

In order to make it convenient for you to vote, we are enclosing a duplicate proxy card for your use. We have also made arrangements for you to be able to vote by telephone or internet, as well as by mail. Simply follow the instructions on the enclosed proxy card.

Please vote by telephone or internet today! Holders of 65% of all outstanding shares must vote in favor to approve the extension amendment. If you do not vote, your non-vote will have the same effect as a vote against the extension amendment. Remember—every share and every vote counts! You may also sign, date and mail your proxy card in the envelope provided. If you have any questions, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you for your continued support.

Sincerely,

Dr. Avi S. Katz

Executive Chairman of the Board and Secretary

Every stockholder’s vote is important, regardless of the number of shares held, and GigCapital2 requests the prompt submission of votes. GigCapital2 has made arrangements for stockholders to vote online, by telephone, or by mail, simply by following the instructions on their provided proxy card.

If stockholders have any questions or need assistance please call GigCapital2’s proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

About GigCapital Global and GigCapital2, Inc.

GigCapital Global (www.gigcapitalglobal.com) is a Private-to-Public Equity (PPE)™ investment group, sponsoring and operating Special Purpose Acquisition Companies (“SPAC”, also known as Blank-Check companies). Founded in 2017 by Dr. Avi Katz, the GigCapital Group and its sponsored SPACs are led by an affiliated team of technology industry experts, deploying a unique Mentor-Investors™ methodology to partner with exceptional privately-held and U.S. and non-U.S. public technology companies led by dedicated, innovative entrepreneurs. The GigCapital Group companies offer financial, operational and executive mentoring to U.S. and global private, and non-U.S. public companies, in order to accelerate their path from inception and as a privately-held entity into the growth-stage as a publicly traded company in the U.S. The partnership of the GigCapital Group with these companies continues through an organic and roll-up strategy growth post the transition to a public company. For more information, visit www.gigcapitalglobal.com.

GigCapital2, Inc. (NYSE: GIX, GIX.U, GIX.RT, and GIX.WS) (www.gigcapital2.com), GigCapital3, Inc. (NYSE: GIK, GIK.U and GIK.WS) (www.gigcapital3.com) and GigCapital4, Inc. (Nasdaq: GIG, GIGGU and GIGGW), are part of the GigCapital Group portfolio of Private-to-Public Equity (PPE)™ companies.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, used pursuant to agreement.

About Cloudbreak Health LLC

Cloudbreak (www.cloudbreak.us) revolutionized patient and provider communication with the introduction of video remote interpreting (VRI), establishing Cloudbreak as a pioneer in telehealth technology. Cloudbreak continues to innovate with Cloudbreak Telehealth Solutions, including telepsychiatry, telestroke, tele-quarantine, remote patient monitoring and other specialties. Committed to overcoming healthcare disparities and bringing language access to the point of care, Cloudbreak seamlessly integrates their language access solution, Martti, into a host of platforms, including Epic, Zoom, and Caregility. Performing more than 1.6 million minutes of telemedicine consultation each month in 2020 on over 14,000 video endpoints at 1,800+ healthcare locations nationwide, Cloudbreak Telehealth simplifies how providers care for patients, putting a full care continuum at their fingertips 24/7.

About UpHealth Holdings, Inc.

UpHealth (www.uphealthinc.com) is a global comprehensive digital health technology and tech-enabled services platform (the “Platform”) that empowers providers, health systems and payors globally to manage care for people with complex medical, behavioral and social needs, while dramatically improving access to primary care. UpHealth owns Thrasys and BHS and almost half of Glocal, with its acquisition of all or almost all of the remaining half pending Indian regulatory approval expected prior to the closing of the combination with GigCapital2. Following the combination, including with Cloudbreak, UpHealth will be comprised of four service lines that have been strategically selected to deliver patient and provider-centric digital health technologies across the continuum of care and provide a full complement of services for managing the most challenging chronic conditions. The Platform improves patient access to timely and personalized digital care by delivering a complete set of care management tools, remote monitoring applications, full-service ePharmacy delivery, behavioral health solutions, and tech-enabled primary care. UpHealth is building its services to provide a digital marketplace of healthcare services. Following the combination, UpHealth will have offices in Delray Beach, Salt Lake City, San Francisco, Los Angeles, Columbus, and Kolkata.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our or our management team’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future, including possible business combinations, revenue growth and financial performance, product expansion and services. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on our current expectations and beliefs made by the management of GigCapital2, UpHealth and/or Cloudbreak in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on UpHealth, Cloudbreak and GigCapital2 as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting UpHealth, Cloudbreak or GigCapital2 will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including that the GigCapital2 stockholders will approve the business combinations, regulatory approvals, the ability of the post-combination company to meet the NYSE listing standards, product and service acceptance, and that UpHealth will have sufficient capital upon the approval of the transaction to operate as anticipated. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of GigCapital2’s filings with the SEC, and in GigCapital2’s current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to GigCapital2, UpHealth and/or Cloudbreak as of the date hereof, and GigCapital2, UpHealth and/or Cloudbreak assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

In connection with the proposed business combinations, GigCapital2 has filed a registration statement on Form S-4 with the SEC containing a preliminary proxy statement and a preliminary prospectus of GigCapital2, and after the registration statement is declared effective, GigCapital2 will mail a definitive proxy statement/prospectus relating to the proposed business combinations to its stockholders. This press release does not contain all the information that should be considered concerning the proposed business combinations and is not intended to form the basis of any investment decision or any other decision in respect of the business combinations. Additional information about the proposed business combinations and related transactions is described in GigCapital2’s Current Report on Form 8-K and combined proxy statement/prospectus relating to the proposed business combinations and the respective businesses of GigCapital2 and UpHealth and Cloudbreak that GigCapital2 has filed with the SEC. The proposed business combinations and related transactions will be submitted to stockholders of GigCapital2 for their consideration. GigCapital2’s stockholders and other interested persons are advised to read the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus, when available, and other documents filed in connection with GigCapital2’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combinations and related transactions, because these materials will contain important information about UpHealth , Cloudbreak, GigCapital2 and the proposed business combinations and related transactions. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combinations will be mailed to stockholders of GigCapital2 as of a record date to be established for voting on the proposed business combinations and related transactions.

Stockholders may also obtain a copy of the preliminary or definitive proxy statement/prospectus, once available, as well as other documents filed with the SEC by GigCapital2, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Brad Weightman, Vice President and Chief Financial Officer, GigCapital2, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, or by telephone at (650) 276-7040.

Participants in the Solicitation

UpHealth, Cloudbreak, GigCapital2 and their respective directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from GigCapital2’s stockholders in respect of the proposed business combinations and related transactions. Information regarding GigCapital2’s directors and executive officers is available in its Form 10-K filed with the SEC on March 30, 2020. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the preliminary and definitive proxy statements/prospectus related to the proposed business combinations and related transactions when it becomes available, and which can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

MEDIA CONTACT: Brian Ruby, ICR, brian.ruby@icrinc.com